EXHIBIT 99.1

Predictive Oncology Moves to Finalize Definitive Merger Agreement With Renovaro Biosciences

Predictive receives first tranche of financing to initiate integration of AI/ML platform technologies, core laboratory capabilities and business development efforts in Europe and the United States

Renovaro’s recent strategic acquisition of BioSymetrics vastly expands Predictive Oncology’s biomarker and drug discovery opportunities and the development of diagnostic applications in oncology

Merger expected to enhance shareholder value, accelerate business development efforts and solidify positioning in the capital markets

PITTSBURGH, March 03, 2025 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (NASDAQ: POAI), a leader in AI-driven drug discovery, today announced that it has received the first tranche of financing from Renovaro Biosciences, Inc. (NASDAQ: RENB) to initiate the integration of AI/ML platform technologies, core laboratory capabilities and business development efforts in Europe and the United States.

Predictive and Renovaro reiterate their unwavering commitment to improving the outcomes of cancer patients through earlier diagnosis, biomarker discovery and targeted therapies by integrating and leveraging Predictive’s AI-driven drug discovery platform, vast biobank of more than 150,000 patient tumor samples, 200,000 pathology slides and decades of longitudinal drug response data with Renovaro’s multi-disciplinary artificial intelligence, multi-omic and multi-modal data expertise.

“Since we first announced our intentions to merge with Renovaro Biosciences in January, Predictive and Renovaro have worked diligently to thoroughly evaluate the expanded market opportunities created by this merger. Renovaro’s recent acquisition of BioSymetrics, together with our ability to launch ChemoFx in Europe, represent significant steps forward in these efforts,” said Raymond Vennare, Chairman and Chief Executive Officer of Predictive Oncology.

Messrs. Vennare and David Weinstein, CEO of Renovaro added, “Although we have been working very hard over the past two months to anticipate all contingencies, the complicated logistics of combining our core platform technologies and international team of experts still requires a bit more effort. Nevertheless, we fully expect to sign a definitive merger agreement within the next few weeks.”

Predictive Oncology does not intend to discuss or disclose further developments regarding these discussions unless and until its Board of Directors has approved a transaction or otherwise determined that further disclosure is appropriate or required by law.

About Renovaro

Renovaro https://renovarogroup.com/ aims to accelerate precision and personalized medicine for longevity powered by mutually reinforcing AI and biotechnology platforms for early diagnosis, better-targeted treatments, and drug discovery. Renovaro Inc. includes RenovaroBio, an advanced cell-gene immunotherapy company, and Renovaro Cube.

Renovaro Cube has developed an award-winning AI platform that is committed to the early detection of cancer and its recurrence and monitoring subsequent treatments. Renovaro Cube intervenes at a stage where potential therapy can be most effective. Renovaro Cube is a molecular data science company with a background in FinTech and a 12-year history. It brings together proprietary artificial intelligence (AI) technology, multi-omics, multi-modal data, and the expertise of a carefully selected multidisciplinary team to radically accelerate precision medicine and enable breakthrough changes in disease agnostic decision support.

About Predictive Oncology

Predictive Oncology is on the cutting edge of the rapidly growing use of artificial intelligence and machine learning to expedite early biomarker and drug discovery and enable drug development for the benefit of cancer patients worldwide. The company’s proprietary AI/ML platform has been scientifically validated to predict with 92% accuracy if a tumor sample will respond to a certain drug compound, allowing for a more informed selection of drug/tumor type combinations for subsequent in-vitro testing. Together with the company’s vast biobank of more than 150,000 assay-capable heterogenous human tumor samples, Predictive Oncology offers its academic and industry partners one of the industry’s broadest AI-based drug discovery solutions, further complimented by its wholly owned CLIA lab and GMP facilities. Predictive Oncology is headquartered in Pittsburgh, PA.

Contact:
Tim McCarthy
LifeSci Advisors, LLC
tim@lifesciadvisors.com

Forward-Looking Statements:
Certain matters discussed in this release contain forward-looking statements. These forward- looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, changes in management, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the company disclaims any intent or obligation to update these forward-looking statements.